MERRILL LYNCH
GLOBAL
TECHNOLOGY
FUND, INC.





[FUND LOGO]





Semi-Annual Report

September 30, 1998



This report is not authorized for use as an offer of sale or solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.



Merrill Lynch
Global Technology Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

#GTECH-9/98

[RECYCLE LOGO]
Printed on post-consumer recycled paper

MERRILL LYNCH GLOBAL TECHNOLOGY FUND, INC.


Portfolio
Information
As of 9/30/98

TEN LARGEST INDUSTRIES                                                PERCENT OF
REPRESENTED IN THE PORTFOLIO                                          NET ASSETS
----------------------------                                          ----------
Software                                                                 19.1%
Computer Systems                                                         10.9
Contract Manufacturers                                                    9.3
Telecommunication Equipment                                               8.5
Medical Technology                                                        7.4
Semiconductor                                                             6.4
Electronic Design Automation                                              6.1
Technology Services                                                       5.3
Personal Computers                                                        4.0
Components                                                                3.7



TEN LARGEST HOLDINGS                                                   PERCENT OF
REPRESENTED IN THE PORTFOLIO                                           NET ASSETS
----------------------------                                           ----------
EMC Corporation                                                           6.0%
HBO & Company                                                             5.5
PeopleSoft, Inc.                                                          5.1
Cadence Design Systems, Inc.                                              3.8
Citrix Systems, Inc.                                                      3.5
MCI WorldCom, Inc.                                                        3.4
COMPAQ Computer Corporation                                               2.9
Electronics for Imaging, Inc.                                             2.7
Microsoft Corporation                                                     2.6
Keane, Inc.                                                               2.5

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


DEAR SHAREHOLDER

We are pleased to provide you with this first shareholder report for Merrill Lynch Global Technology Fund, Inc. The Fund seeks long-term capital appreciation through worldwide investment in equity securities of issuers that we believe derive a substantial portion of their income from products and services in technology-related industries. In this and future reports to shareholders, we will provide information on the Fund's performance, discuss our investment strategies, list current portfolio investments, and highlight some of the Fund's holdings.

Merrill Lynch Global Technology Fund, Inc. commenced operations on June 26, 1998 with $427 million in net assets. The Fund, and technology stocks in general, as measured by the unmanaged Merrill Lynch 100 Technology Index (MLO), an index of the world's 100 largest technology companies, peaked on July 20, 1998. Throughout the remainder of the period ended September 30, 1998, the world's equity markets and technology stocks tumbled, culminating with a sharp decline on August 31, 1998. For the quarter ended September 30, 1998, the Fund's total returns for Class A, Class B, Class C and Class D Shares were -11.64%, -11.84%, -11.84% and -11.64%, respectively, while the MLO dropped 11.04%. The Fund also performed in line with the average technology fund over the September quarter as measured by the Lipper Science and Technology Funds Average, whose total return was -10.88%. Fortunately, technology stocks have recovered somewhat since the end of September after reaching a new low on October 8, 1998, which was below the low mark set on August 31, 1998.

Over the past few years, large-capitalization stocks have outperformed smaller-capitalization issues. In fact, the media have extensively reported that investors could not go wrong by owning large-capitalization companies such as Microsoft Corporation, Intel Corporation, International Business Machines Corporation, Cisco Systems, Inc., Lucent Technologies Inc. and Dell Computer Corporation (the top six companies in the MLO). However, during the period ended September 30, 1998, these stocks underperformed the broader averages, as investors took profits in these higher-valued stocks.

PORTFOLIO MATTERS

During the quarter ended September 30, 1998, the Fund was essentially fully invested in equities that we believed were reasonably priced current or future technology leaders. Our long-term strategy is to focus on leadership companies as defined by top market shares and superior technology or business processes. A superior business process may be best described by an example of one of our holdings, Dell Computer Corporation. Although Dell has been growing at an accelerated rate in the personal computer industry, it still lags COMPAQ Computer Corporation in worldwide market share by a small amount. Since Dell spent less than 2% of its sales last fiscal year on research and development, the company cannot be described as a technology leader. However, we believe the company's direct distribution of personal computers is truly superior and has made Dell one of the best investments in its industry for several years.

We believe that the strong get stronger, especially in the technology sector. Once a company gains substantial market share, it achieves critical economies of scale. Economies of scale allow these market leaders to fund powerhouse research and development efforts and to lock up the best modes of distribution. Many of these industry leaders also offer "one-stop shopping" (that is, the critical broad product line of hardware, software and services that are appealing to customers). Finally, these leaders have access to low-cost capital and skilled labor in order to continue to grow their businesses.

During the September quarter, the Fund's holdings were comprised of many of the "who's who" in the fastest-growing and most important technology industries, such as: Applied Materials, Inc. (semiconductor capital equipment); America Online, Inc. (Internet); Cisco Systems, Inc. (data networking); Dell Computer Corporation (personal computers); EMC Corporation (data storage); Genentech, Inc. (biotechnology); HBO & Company (healthcare software and services); Ingram Micro Inc. (wholesale distribution); Intel Corporation (microprocessors); Lucent Technologies Inc. (telecommunications equipment); Microsoft Corporation (desktop operating system software); Nokia Oyj (wireless handsets and infrastructure); SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) (enterprise resource planning software); SCI Systems, Inc. (contract manufacturing); Sun Microsystems, Inc. (UNIX servers and workstations); and MCI Worldcom, Inc. (telecommunications).

Because of our focus on technology leaders, we typically invest in large-capitalization stocks. Few of the Fund's holdings have market values of less than $2 billion, and the Fund's weighted average market capitalization was $25.6 billion at September 30, 1998. Further, we expect to maintain a diversified portfolio with no more than 5% in any single equity at the time of purchase. As specified in the Fund's prospectus, we also will not exceed 25% of total assets in any industry. In fact, the only stocks that accounted for 5% or more of the Fund's net assets on September 30, 1998 were EMC Corporation (6.0%), HBO & Company (5.5%) and Peoplesoft, Inc. (5.1%). Each position was purchased up to the 5% limit. Relative portfolio movements since their purchase accounted for the EMC and HBO holdings being significantly above 5% at the end of September. In keeping with our strategy of diversification, we plan to reduce any position, regardless of how positively we view the company's outlook, if it were to appreciate to 7.5% of net assets, to ensure broad diversification. Also, the Fund's largest industry positions were in software and computer systems, comprising 19.1% and 10.9% of the Fund's net assets, respectively, at September 30, 1998. See page 1 of this report to shareholders for complete listings of the Fund's ten largest industries and ten largest holdings represented in the portfolio.

Currently, the world's equity markets are the most volatile they have been in years, and technology stocks typically exaggerate the market's movements. Furthermore, we have only recently completed the portfolio's initial investment process. However, we plan to hold core positions in technology leaders for an extended period, provided no radical changes occur in their fundamental outlooks. We may add to these positions on market dips, or we may reduce these holdings when they appreciate beyond what fundamentals dictate. Also, we intend to use a two-year price target for any investment. Over a reasonable investment horizon, we expect to adhere to a 100% annual turnover limit.

It is our intention to keep the Fund essentially fully invested at all times in an attempt to avoid market timing and focus primarily on long-term stock selection. At September 30, 1998, the Fund was 96.7% invested. Although our intent is to increase our foreign holdings in technology leaders around the world, we do not believe that valuations have been attractive enough to warrant purchase given the obvious macroeconomic risks. Therefore, as of September 30, 1998, we were not significantly invested in companies that are not domiciled in the United States. Our only foreign holdings on September 30, 1998 were ECI Telecommunications Limited (Israel), Nokia Oyj (Finland), Northern Telecom Limited (Canada) and SAP AG (Systeme, Anwendungen, Produkte in der Datenverarbeitung) (Germany). Combined, they accounted for 3.6% of the Fund's net assets at the close of the September quarter. During the quarter, we had few investments in Japan or the Asia/Pacific region, essentially because of the negative macroeconomic conditions that bring a multitude of risks, and because of our doubts about the quick recovery of the semiconductor and semiconductor capital equipment industries, which are heavily represented in those regions.

In addition to focusing on US companies, we are attracted to organizations that are less dependent on sales to regions in crisis. We will continue to seek companies that may be less affected by foreign competitors that are funded by undervalued currencies relative to the US dollar, and that may be in such poor financial condition that they may compete desperately and irrationally (for example, sell products below cost). Therefore, we were overweighted in less cyclical, more domestically oriented software and computer service industries, such as: The BISYS Group, Inc.; BMC Software, Inc.; Cadence Design Systems, Inc.; Citrix Systems, Inc.; Compuware Corporation; DST Systems, Inc.; HBO & Company; Keane, Inc.; Microsoft Corporation; Network Associates, Inc.; Peoplesoft, Inc.; Symantec Corporation and Synopsys, Inc. Conversely, we were underweighted in export-oriented, more cyclical hardware, semiconductor and semiconductor capital equipment industries. Although we maintained small positions in these industries, we are invested in industry leaders such as Applied Materials, Inc.; COMPAQ Computer Corporation; Dell Computer Corporation; International Business Machines Corporation; Seagate Technology, Inc.; Sun Microsystems, Inc.; and Texas Instruments, Incorporated.

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


Our long-term outlook for the technology sector remains positive, but we are cautious about the US equity market in the short term and on the fundamentals of many foreign companies. While we continue to be fully invested, our domestic focus was reflected in our overall portfolio allocation at September 30, 1998:
93.1% of net assets in US equities, 3.6% in foreign equities, and 3.3% in cash.

Despite some European companies' recent disappointing earnings results, we continue to find opportunities in Europe to be much more attractive than those in Asia. Our non-US investments are predominantly European companies with global franchises and limited reliance on Asian markets. We do not foresee any drastic change in the recent economic strength exhibited by Europe.

Also, we will continue to monitor opportunities in Japan, Taiwan and South Korea, all significant technology producers, but we are wary of the pace of recovery in Southeast Asia, Latin America, and other emerging markets and the prospects for meaningful economic reform in Japan. Over the long term, we anticipate some recovery in these markets, possibly as early as 1999.

Within the technology sector, we remained overweighted in industries that we believed are less reliant on the weak markets of Asia and Latin America, or have secular growth drivers that more than offset geographical weakness. We believe that select software and computer service companies should continue to post strong, visible earnings in this environment. Contract manufacturers are riding the global wave of outsourcing and, as such, we believe that they will continue to exhibit above-trend earnings growth. In addition, these companies possess reasonable valuations. We will remain underweighted in the shares of semiconductor, semiconductor equipment and disk drive companies as we wait for evidence that supply and demand in these sectors are balanced.

Our outlook for technology stocks in 1999 is more positive than for the balance of 1998, both in absolute terms and relative to the broader market. We continue to believe that a portfolio of technology leaders, trading below a market multiple but growing earnings many times faster, should produce superior returns for investors over the long term.

IN CONCLUSION

On October 21, 1998, the Fund's Board of Directors approved a plan of reorganization whereby the Fund would acquire substantially all of the net assets and assume substantially all of the liabilities of Merrill Lynch Technology Fund, Inc. in exchange for newly issued shares of the Fund. The plan of reorganization is subject to shareholder approval. Merrill Lynch Technology Fund, Inc. is a registered, non-diversified open-end management investment company. Both entities have a similar investment objective and are managed by Merrill Lynch Asset Management, L.P.

We thank you for your investment in Merrill Lynch Global Technology Fund, Inc., and we look forward to reporting to you again in our next report to shareholders.

Sincerely,



/s/ Arthur Zeikel
Arthur Zeikel
President



/s/ Paul G. Meeks
Paul G. Meeks
Senior Vice President and
Portfolio Manager

November 11, 1998
                                       4

PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing(SM) System, which offers four pricing alternatives:

- Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

- Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

- Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

- Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Aggregate Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.


Recent
Performance
Results*

                                                        3 MONTH         SINCE INCEPTION
                                                      TOTAL RETURN        TOTAL RETURN
                                                      ------------      ---------------
ML Global Technology Fund, Inc. Class A Shares           -11.64%             -11.20%
ML Global Technology Fund, Inc. Class B Shares           -11.84              -11.40
ML Global Technology Fund, Inc. Class C Shares           -11.84              -11.40
ML Global Technology Fund, Inc. Class D Shares           -11.64              -11.20

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund commenced operations on 6/26/98.

Aggregate
Total Return

                                        % RETURN WITHOUT       % RETURN WITH
CLASS A SHARES*                           SALES CHARGE         SALES CHARGE**
---------------                         ----------------       --------------
Inception (6/26/98) through 9/30/98          -11.20%              -15.86%

*    Maximum sales charge is 5.25%.

**   Assuming maximum sales charge.



                                            % RETURN              % RETURN
CLASS B SHARES*                            WITHOUT CDSC          WITH CDSC**
---------------                            ------------          -----------
Inception (6/26/98) through 9/30/98          -11.40%               -14.94%

* Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.

**   Assuming payment of applicable contingent deferred sales charge.


                                           % RETURN                % RETURN
CLASS C SHARES*                           WITHOUT CDSC            WITH CDSC**
---------------                           ------------            -----------
Inception (6/26/98) through 9/30/98          -11.40%                 -12.29%


* Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.

**   Assuming payment of applicable contingent deferred sales charge.


                                          % RETURN WITHOUT       % RETURN WITH
CLASS D SHARES*                             SALES CHARGE         SALES CHARGE**
---------------                           ----------------       --------------
Inception (6/26/98) through 9/30/98            -11.20%               -15.86%


*    Maximum sales charge is 5.25%.

**   Assuming maximum sales charge.

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


SCHEDULE OF INVESTMENTS                                          (in US dollars)


                                      SHARES                                                              VALUE          PERCENT OF
COUNTRY      INDUSTRIES                HELD               STOCKS                          COST          (NOTE 1a)        NET ASSETS
-------      ----------               ------              ------                          ----          ---------        ----------
Canada       Telecommunication       121,000    Northern Telecom Limited               $  4,969,470     $  3,872,000        0.8%
             Equipment

                                                Total Investments in Canada               4,969,470        3,872,000        0.8


Finland      Telecommunication        62,600    Nokia Oyj (ADR)**                         4,329,335        4,910,188        1.0
             Equipment

                                                Total Investments in Finland              4,329,335        4,910,188        1.0


Germany      Software                 93,200    SAP AG (Systeme, Anwendungen,
                                                Produkte in der Datenverarbeitung)
                                                (ADR)**                                   5,229,200        3,628,975        0.7

                                                Total Investments in Germany              5,229,200        3,628,975        0.7


Israel       Telecommunication       213,400    ECI Telecommunications Limited            7,663,805        5,228,300        1.1
             Equipment

                                                Total Investments in Israel               7,663,805        5,228,300        1.1


United       Components              322,000  ++American Power Conversion Corporation     9,178,406       12,115,250        2.5
States                               311,000    General Cable Corporation                 6,781,681        5,753,500        1.2
                                                                                        -----------      -----------       ----
                                                                                         15,960,087       17,868,750        3.7

             Computer                204,100  ++Seagate Technology, Inc.                  5,139,702        5,115,256        1.1
             Peripherals

             Computer Systems        499,000  ++EMC Corporation                          22,421,426       28,536,563        6.0
                                     618,800  ++Electronics for Imaging, Inc.            12,068,578       13,072,150        2.7
                                      45,000    International Business
                                                Machines Corporation                      5,852,700        5,760,000        1.2
                                      99,000  ++Sun Microsystems, Inc.                    4,314,875        4,931,438        1.0
                                                                                        -----------      -----------       ----
                                                                                         44,657,579       52,300,151       10.9

             Contract                323,200  ++Flextronics International Ltd.           13,767,416       11,392,800        2.4
             Manufacturers           332,500  ++Jabil Circuit, Inc.                      10,756,600       11,554,375        2.4
                                     421,300  ++SCI Systems, Inc.                        15,320,030       11,348,769        2.4
                                     369,000  ++Sanmina Corporation                      15,557,318       10,355,063        2.1
                                                                                        -----------      -----------       ----
                                                                                         55,401,364       44,651,007        9.3

             Data                    195,400  ++3Com Corporation                          5,816,837        5,862,000        1.2
             Communications          100,000  ++Ascend Communications, Inc.               4,789,690        4,550,000        1.0
                                      78,750  ++Cisco Systems, Inc.                       4,679,719        4,867,734        1.0
                                                                                        -----------      -----------       ----
                                                                                         15,286,246       15,279,734        3.2

             Distribution             93,300  ++Ingram Micro Inc.                         3,936,473        4,997,381        1.0

             Diversified              50,500    Lockheed Martin Corporation               5,024,624        5,091,031        1.0
             Technology              763,200  ++Thermo Electron Corporation              23,731,283       11,495,700        2.4
                                                                                        -----------      -----------       ----
                                                                                         28,755,907       16,586,731        3.4

             Electronic Design       722,300  ++Cadence Design Systems, Inc.             21,310,030       18,463,794        3.8
             Automation              331,000  ++Synopsys, Inc.                           14,172,380       11,026,438        2.3
                                                                                        -----------      -----------       ----
                                                                                         35,482,410       29,490,232        6.1

             Internet                 86,300  ++America Online, Inc.                      9,215,071        9,600,875        2.0
                                      39,000  ++Yahoo! Inc.                               3,334,371        5,048,063        1.0
                                                                                        -----------      -----------       ----
                                                                                         12,549,442       14,648,938        3.0

             Medical Technology       65,000  ++Boston Scientific Corporation             4,966,650        3,339,375        0.7
                                      76,000  ++Genentech, Inc.                           5,084,768        5,462,500        1.2
                                     919,700    HBO & Company                            29,532,852       26,556,338        5.5
                                                                                        -----------      -----------       ----
                                                                                         39,584,270       35,358,213        7.4

             Personal Computers      432,000    COMPAQ Computer Corporation              12,615,423       13,662,000        2.9
                                      74,000  ++Dell Computer Corporation                 3,431,750        4,865,500        1.0
                                      10,800  ++Gateway 2000, Inc.                          567,567          562,950        0.1
                                                                                        -----------      -----------       ----
                                                                                         16,614,740       19,090,450        4.0

             Semiconductor           140,700    Intel Corporation                        10,763,381       12,065,025        2.5
                                     180,000  ++Maxim Integrated Products, Inc.           4,991,870        5,017,500        1.0
                                     183,700    Texas Instruments Incorporated           10,769,653        9,690,175        2.0
                                     121,000  ++Xilinx, Inc.                              4,307,621        4,227,437        0.9
                                                                                        -----------      -----------       ----
                                                                                         30,832,525       31,000,137        6.4

             Semiconductor           166,500  ++Applied Materials, Inc.                   5,075,724        4,204,125        0.9
             Equipment

             Software                361,900    Autodesk, Inc.                           11,350,399        9,499,875        2.0
                                      91,700  ++BMC Software, Inc.                        4,743,500        5,502,000        1.1
                                     237,700  ++Citrix Systems, Inc.                     15,972,120       16,876,700        3.5
                                      90,600  ++Compuware Corporation                     5,050,950        5,334,075        1.1
                                     113,100  ++Microsoft Corporation                    12,317,726       12,448,069        2.6
                                     337,500  ++Network Associates, Inc.                 15,133,179       11,981,250        2.5
                                     744,700  ++PeopleSoft, Inc.                         31,974,144       24,295,837        5.1
                                     194,100  ++Symantec Corporation                      5,116,753        2,547,562        0.5
                                                                                        -----------      -----------       ----
                                                                                        101,658,771       88,485,368       18.4

             Technology              120,500  ++BISYS Group, Inc. (The)                   4,808,125        5,249,281        1.1
             Services                154,200  ++DST Systems, Inc.                        10,570,653        8,134,050        1.7
                                     345,100  ++Keane, Inc.                              18,682,937       12,121,637        2.5
                                                                                        -----------      -----------       ----
                                                                                         34,061,715       25,504,968        5.3

             Telecommunication       355,000  ++ADC Telecommunications, Inc.             12,511,878        7,477,187        1.6
             Equipment                54,600    Lucent Technologies Inc.                  4,450,332        3,770,812        0.8
                                     293,500  ++Tellabs, Inc.                            17,012,652       11,684,969        2.4
                                      98,000  ++Uniphase Corporation                      5,131,995        3,993,500        0.8
                                                                                        -----------      -----------       ----
                                                                                         39,106,857       26,926,468        5.6

             Telecommunications      332,100  ++MCI WorldCom, Inc.                       16,429,425       16,231,387        3.4

                                                Total Investments in the
                                                United States                           500,533,237      447,739,296       93.1


                                                Total Investments in Stocks             522,725,047      465,378,759       96.7

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


SCHEDULE OF INVESTMENTS (concluded)                              (in US dollars)

SHORT-TERM                          FACE                                                                  VALUE         PERCENT OF
SECURITIES                         AMOUNT                 ISSUE                           COST          (NOTE 1a)       NET ASSETS
----------                         ------                 -----                           ----          ---------       ----------
COMMERCIAL PAPER*               $ 13,393,000    General Motors Acceptance Corp.,
                                                5.88% due 10/01/1998                   $ 13,393,000     $ 13,393,000        2.8%

                                                TOTAL INVESTMENTS IN SHORT-TERM
                                                SECURITIES                               13,393,000       13,393,000        2.8

TOTAL INVESTMENTS                                                                      $536,118,047      478,771,759       99.5
                                                                                       ============
OTHER ASSETS LESS LIABILITIES                                                                              2,289,081        0.5
                                                                                                        ------------      ------
NET ASSETS                                                                                              $481,060,840      100.0%
                                                                                                        ============      ======


* Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.

**   American Depositary Receipts (ADR).

++   Non-income producing security.


See Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES


AS OF SEPTEMBER 30, 1998
Assets:        Investments, at value (identified cost--$536,118,047)(Note 1a)                          $478,771,759
               Receivables:
                 Securities sold                                                      $  9,596,470
                 Capital shares sold                                                       663,115
                 Dividends                                                                  24,874       10,284,459
                                                                                      ------------
               Deferred organization expenses (Note 1f)                                                     108,600
               Prepaid registration fees and other assets (Note 1f)                                         200,000
                                                                                                       ------------
               Total assets                                                                             489,364,818
                                                                                                       ------------

Liabilities:   Payables:
                 Securities purchased                                                    4,969,470
                 Custodian bank (Note 1h)                                                1,341,821
                 Capital shares redeemed                                                   777,439
                 Investment adviser (Note 2)                                               386,499
                 Distributor (Note 2)                                                      333,300        7,808,529
                                                                                      ------------
               Accrued expenses and other liabilities                                                       495,449
                                                                                                       ------------
               Total liabilities                                                                          8,303,978
                                                                                                       ------------

Net Assets:    Net assets                                                                              $481,060,840
                                                                                                       ============

Net Assets     Class A Shares of Common Stock, $0.10 par value, 100,000,000
Consist of:    shares authorized                                                                        $   213,753
               Class B Shares of Common Stock, $0.10 par value, 200,000,000
               shares authorized                                                                          3,642,205
               Class C Shares of Common Stock, $0.10 par value, 100,000,000
               shares authorized                                                                            866,454
               Class D Shares of Common Stock, $0.10 par value, 100,000,000
               shares authorized                                                                            706,628
               Paid-in capital in excess of par                                                         538,429,124
               Accumulated investment loss--net                                                          (1,443,252)
               Accumulated realized capital losses on investments--net                                   (4,007,784)
               Unrealized depreciation on investments--net                                              (57,346,288)
                                                                                                       ------------
               Net assets                                                                              $481,060,840
                                                                                                       ============

Net Asset      Class A--Based on net assets of $18,985,279 and 2,137,528
Value:         shares outstanding                                                                      $       8.88
                                                                                                       ============
               Class B--Based on net assets of $322,608,932 and 36,422,048
               shares outstanding                                                                      $       8.86
                                                                                                       ============
               Class C--Based on net assets of $76,745,116 and 8,664,536
               shares outstanding                                                                      $       8.86
                                                                                                       ============
               Class D--Based on net assets of $62,721,513 and 7,066,275
               shares outstanding                                                                      $       8.88
                                                                                                       ============

See Notes to Financial Statements.

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


STATEMENT OF OPERATIONS


FOR THE PERIOD JUNE 26, 1998++ TO SEPTEMBER 30, 1998
Investment          Interest and discount earned                                                            $  1,317,528
Income              Dividends (net of $1,771 foreign withholding tax)                                            104,652
(Notes 1d & 1e):                                                                                            ------------
                    Total income                                                                               1,422,180
                                                                                                            ------------

Expenses:           Investment advisory fees (Note 2)                                 $  1,296,405
                    Account maintenance and distribution fees--Class B (Note 2)            866,949
                    Account maintenance and distribution fees--Class C (Note 2)            209,762
                    Transfer agent fees--Class B (Note 2)                                  120,649
                    Registration fees (Note 1f)                                            100,553
                    Custodian fees                                                          72,939
                    Account maintenance fees--Class D (Note 2)                              42,087
                    Printing and shareholder reports                                        35,839
                    Accounting services (Note 2)                                            32,633
                    Transfer agent fees--Class C (Note 2)                                   30,383
                    Transfer agent fees--Class D (Note 2)                                   19,663
                    Directors' fees and expenses                                            12,120
                    Professional fees                                                       10,265
                    Transfer agent fees--Class A (Note 2)                                    6,002
                    Amortization of organization expenses (Note 1f)                          5,867
                    Pricing fees                                                             1,297
                    Other                                                                    2,019
                                                                                      ------------
                    Total expenses                                                                             2,865,432
                                                                                                            ------------
                    Investment loss--net                                                                      (1,443,252)
                                                                                                            ------------

Realized &          Realized loss on investments--net                                                         (4,007,784)
Unrealized Loss on  Unrealized depreciation on investments--net                                              (57,346,288)
Investments--Net                                                                                            ------------
(Notes 1b, 1c,      NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS                                    $(62,797,324)
1e & 3):                                                                                                    ============

++   Commencement of operations.

See Notes to Financial Statements.

STATEMENT OF CHANGES IN NET ASSETS



FOR THE PERIOD JUNE 26, 1998++ TO SEPTEMBER 30, 1998

                    INCREASE (DECREASE) IN NET ASSETS:
                    ----------------------------------
Operations:         Investment loss--net                                                         $ (1,443,252)
                    Realized loss on investments--net                                              (4,007,784)
                    Unrealized depreciation on investments--net                                   (57,346,288)
                                                                                                 ------------
                    Net decrease in net assets resulting from operations                          (62,797,324)
                                                                                                 ------------

Capital Share       Net increase in net assets derived from capital share transactions            543,758,164
Transactions                                                                                     ------------
(Note 4):

Net Assets:         Total increase in net assets                                                  480,960,840
                    Beginning of period                                                               100,000
                                                                                                 ------------
                    End of period                                                                $481,060,840
                                                                                                 ============

++   Commencement of operations.

See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS


The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                           FOR THE PERIOD
                                                                                 JUNE 26, 1998++ TO SEPTEMBER 30, 1998
                                                                                 -------------------------------------
                    INCREASE (DECREASE) IN NET ASSET VALUE:             CLASS A        CLASS B          CLASS C        CLASS D
                    ---------------------------------------             -------        -------          -------        -------
Per Share           Net asset value, beginning of period                $  10.00       $  10.00        $  10.00       $  10.00
Operating                                                               --------       --------        --------       --------
Performance:        Investment loss--net                                    (.01)          (.03)           (.03)          (.01)
                    Realized and unrealized loss on investments--net       (1.11)         (1.11)          (1.11)         (1.11)
                                                                        --------       --------        --------       --------
                    Total from investment operations                       (1.12)         (1.14)          (1.14)         (1.12)
                                                                        --------       --------        --------       --------
                    Net asset value, end of period                      $   8.88       $   8.86        $   8.86       $   8.88
                                                                        ========       ========        ========       ========

Total Investment    Based on net asset value per share                   (11.20%)+++    (11.40%)+++     (11.40%)+++    (11.20%)+++
Return:**                                                               ========       ========        ========       ========

Ratios to Average   Expenses                                               1.33%*         2.35%*          2.36%*         1.58%*
Net Assets:                                                             ========       ========        ========       ========
                    Investment loss--net                                   (.23%)*       (1.25%)*        (1.25%)*        (.50%)*
                                                                        ========       ========        ========       ========

Supplemental        Net assets, end of period (in thousands)            $ 18,985       $322,609        $ 76,745       $ 62,722
Data:                                                                   ========       ========        ========       ========
                    Portfolio turnover                                     9.98%          9.98%           9.98%          9.98%
                                                                        ========       ========        ========       ========

*    Annualized.

**   Total investment returns exclude the effects of sales loads.

++   Commencement of operations.

+++  Aggregate total investment return.


See Notes to Financial Statements.

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998


NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Global Technology Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. Prior to commencement of operations on June 26, 1998, the Fund had no operations other than those relating to organizational matters and the issue of 10,000 capital shares of the Fund to Merrill Lynch Asset Management, L.P. ("MLAM") for $100,000. These unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal recurring nature. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation, and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of securities--Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts. Premium or discount is amortized over the life of the contracts.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income---Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Deferred organization expenses and prepaid registration fees--Deferred organization expenses are charged to expense on a straight-line basis over a period not exceeding five years. Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions to shareholders--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Custodian bank--The Fund recorded an amount payable to the Custodian Bank resulting from a timing difference of security transaction settlements.

2.  INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Fund has entered into an Investment Advisory Agreement with MLAM. The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the administrative services necessary for the operation of the Fund. As compensation for its services to the Fund, MLAM receives monthly compensation at the annual rate of 1.0% of the average daily net assets of the Fund.

Pursuant to the Distribution Plans adopted by the Fund, in accordance with Rule 12b-1 under the Investment Fund Act of 1940, the Fund pays the Distributor an ongoing account maintenance fee and distribution fee. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                                            ACCOUNT
                                          MAINTENANCE          DISTRIBUTION
                                              FEE                  FEE
                                          -----------          ------------
Class B                                       0.25%                0.75%
Class C                                       0.25%                0.75%
Class D                                       0.25%                 --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the period June 26, 1998 to September 30, 1998, MLFD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                              MLFD                 MLPF&S
                                              ----                 ------
Class A                                     $    29              $      445
Class D                                     $13,871              $1,836,945


For the period June 26, 1998 to September 30, 1998, MLPF&S received contingent deferred sales charges of $83,190 and $11,638 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $65,472 in commissions on the execution of portfolio security transactions for the Fund for the period June 26, 1998 to September 30, 1998.

                  Merrill Lynch Global Technology Fund, Inc., September 30, 1998



NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.


3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the period June 26, 1998 to September 30, 1998 were $561,935,039 and $35,203,192, respectively.

Net realized losses for the period June 26, 1998 to September 30, 1998 and net unrealized losses as of September 30, 1998 were as follows:

                                               REALIZED         UNREALIZED
                                                LOSSES            LOSSES
                                               --------         ----------
Long-term investments                         $(4,006,799)     $(57,346,288)
Short-term investments                               (985)               --
                                              -----------      ------------
Total                                         $(4,007,784)     $(57,346,288)
                                              ===========      ============


As of September 30, 1998, net unrealized depreciation for Federal income tax purposes aggregated $57,346,288, of which $22,213,770 related to appreciated securities and $79,560,058 related to depreciated securities. The aggregate cost of investments at September 30, 1998 for Federal income tax purposes was $536,118,047.


4. CAPITAL SHARE TRANSACTIONS:

Net increase in net assets derived from capital share transactions was $543,758,164 for the period June 26,1998 to September 30, 1998.

Transactions in capital shares for each class were as follows:


CLASS A SHARES FOR THE PERIOD                                         DOLLAR
JUNE 26, 1998++ TO SEPTEMBER 30, 1998           SHARES                AMOUNT
-------------------------------------           ------                ------
Shares sold                                    2,595,556           $ 25,614,113
Shares redeemed                                 (460,528)            (4,238,895)
                                               ---------           ------------
Net increase                                   2,135,028           $ 21,375,218
                                               =========           ============

++ Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.


CLASS B SHARES FOR THE PERIOD                                         DOLLAR
JUNE 26, 1998++ TO SEPTEMBER 30, 1998              SHARES             AMOUNT
-------------------------------------              ------             ------
Shares sold                                      37,731,884       $ 376,776,025
Shares redeemed                                  (1,288,489)        (12,040,862)
Automatic conversion of shares                      (23,847)           (230,730)
                                                 ----------       -------------
Net increase                                     36,419,548       $ 364,504,433
                                                 ==========       =============


++ Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.


CLASS C SHARES FOR THE PERIOD                                         DOLLAR
JUNE 26, 1998++ TO SEPTEMBER 30, 1998           SHARES                AMOUNT
-------------------------------------           ------                ------
Shares sold                                    9,261,542           $ 92,488,979
Shares redeemed                                 (599,506)            (5,444,376)
                                               ---------           ------------
Net increase                                   8,662,036           $ 87,044,603
                                               =========           ============


++ Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.


CLASS D SHARES FOR THE PERIOD                                         DOLLAR
JUNE 26, 1998++ TO SEPTEMBER 30, 1998               SHARES            AMOUNT
-------------------------------------               ------            ------
Shares sold                                       7,309,457        $ 73,117,860
Automatic conversion of shares                       23,818             230,730
                                                  ---------        ------------
Total issued                                      7,333,275          73,348,590
Shares redeemed                                    (269,500)         (2,514,680)
                                                  ---------        ------------
Net increase                                      7,063,775        $ 70,833,910
                                                  =========        ============


++ Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.



5. REORGANIZATION PLAN:

On October 21, 1998, the Fund's Board of Directors approved a plan of reorganization whereby the Fund would acquire substantially all of the assets and liabilities of Merrill Lynch Technology Fund, Inc. in exchange for newly issued shares of the Fund. The plan of reorganization is subject to Merrill Lynch Technology Fund, Inc. shareholder approval. Merrill Lynch Technology Fund, Inc. is a registered, non-diversified, open-end management investment company. Both entities have a similar investment objective and are managed by MLAM.

OFFICERS AND DIRECTORS

Arthur Zeikel, President and Director
Donald Cecil, Director
Edward H. Meyer, Director
Charles C. Reilly, Director
Richard R. West, Director
Edward D. Zinbarg, Director
Terry K. Glenn, Executive Vice President
Norman R. Harvey, Senior Vice President
Paul G. Meeks, Senior Vice President and
  Portfolio Manager
Donald C. Burke, Vice President
Gerald M. Richard, Treasurer
Philip M. Mandel, Secretary

CUSTODIAN

Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109

TRANSFER AGENT

Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863